Exhibit 99.1

Newark, New York - October 15, 2008 - IEC Electronics Corp. (OTCBB: IECE)
W. Barry Gilbert, Chairman of the Board and CEO of IEC announced today that he has released the following communication to the Company’s shareholders; “The Company does not make it a practice of providing forward looking information or of responding to market activity. However, in light of last weeks record losses in the stock market I want to offer our shareholders an insight as to IEC’s financial performance over the last three months and its financial stability going forward.”

“IEC is a strong company. On an unaudited basis, we completed the fourth quarter of fiscal 2008 with revenue of approximately $16 million as compared to $9.6million in the same period in fiscal 2007. In addition, and on the same basis, we have completed the year with total revenue of approximately $51 million as compared to $40.9 million for fiscal 2007.”

“As a result of our success in Q4, we had strong cash flow. In addition to our required amortization we made an additional $500,000 prepayment of our term loan. Our bank, M&T, has been encouraging and very supportive. As an institution, M&T is strong and well capitalized and has avoided much of the turbulence experienced by its peers.”

The Company is in the midst of its year-end audit, and consequently this estimate of financial results is preliminary and subject to change. Audited results will be reported on or before November 13th.

As a full service EMS provider, AS9100 and IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.